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                                                                     EXHIBIT 8.1


October 28, 1999


Salomon Smith Barney Inc.
    As Representative to
    the Underwriters
388 Greenwich Street, 32nd Floor
New York, New York 10013


Re: Student Loan Funding 1999-A/B Trust Registration Statement on Form S-3
    (No. 333-64283)


Ladies and Gentlemen:

We have acted as special tax counsel for Student Loan Funding 1999-A/B Trust, a Delaware common law trust (the "Issuer"), and Student Loan Funding Riverfront LLC, a Delaware limited liability company (the "Depositor"), in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto, the "Registration Statement"), filed by the Issuer with the Securities and Exchange Commission in connection with the registration by the Issuer of certain Asset Backed Notes (the "Notes"), and in connection with the Prospectus Supplement to the Prospectus (the "Prospectus") included in the Registration Statement delivered by the Issuer in connection with the issuance and sale of the Notes.

In order to express our opinion hereinafter stated, (a) we have examined copies of the forms of (i) the Eligible Lender Trust Agreement, (ii) the Trust Agreement, (iii) the Indenture, (iv) the Notes (collectively the "Operative Documents") and (v) the Servicing Agreements and (b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinions set forth in this letter concerning federal income tax matters are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") including those contained in published Revenue Rulings and Revenue Procedures, and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the caption "Federal Income Tax Consequences" in the Prospectus which constitutes a part of the Registration Statement.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined, we hereby confirm our opinion with


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Salomon Smith Barney Inc.
October 28, 1999


respect to the federal income tax characterization of the Notes and the federal income tax treatment of the issuance of such Notes set forth under the caption "Federal Income Tax Consequences" in the Prospectus. In our opinion, for federal income tax purposes, the Notes will be characterized as debt. However, if the IRS were to assert successfully that the Notes should not be characterized as debt for federal income tax purposes, in our opinion the Issuer would not be taxable as a corporation even though the Issuer might be treated as a publicly traded partnership. Also, in our opinion, for federal income tax purposes, the Issuer will not be treated as an entity separate from the Depositor and thus will not be classified as a separate entity that is an association (or a publicly traded partnership) taxable as a corporation. However, if the IRS were to assert successfully that the Issuer should be treated as an entity separate from the Depositor for federal income tax purposes, it is our opinion that the Issuer would not be subject to federal income tax as a publicly traded partnership taxable as a corporation. Our opinion that neither the Depositor nor the Issuer would be taxable as a corporation is based upon the representation by both the Depositor and the Issuer that for 1999 and any subsequent taxable year 90% or more of the gross income of the Depositor, and the Issuer if treated as a separate entity, for such taxable year will consist of interest income attributable to loans acquired by either the Depositor or the Issuer and not attributable to loans originated by either the Depositor or the Issuer. We do not intend nor do we undertake any obligation to verify whether or not the representation described in the immediately preceding sentence is met for any taxable year. Moreover, we are of the opinion that the statements set forth in the Prospectus under the heading "Federal Income Tax Consequences" are a fair and accurate summary of the material tax consequences of the issuance and of the holding of the Notes. There can be no assurance, however, that the legal conclusions presented therein will not be successfully challenged by the relevant administrative authorities, or significantly altered by new legislation, changes in administrative positions, or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

This opinion is provided as a legal opinion only. No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion is solely for the benefit of the addressees set forth above. This opinion may not be relied upon in any manner or used by any other person without our express written consent. This opinion speaks as of its date only and we disclaim any undertaking or obligation to advise you of changes that hereafter may come to our attention.


Very truly yours,

/s/ Thompson Hine & Flory LLP


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